BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20180386961-74
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/30/2018 11:14 AM
	Entity Number E0361202011-7

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Saleen Automotive, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF THE SERIES B PREFERRED STOCK OF SALEEN AUTOMOTIVE, INC.

Pursuant to Section 78.1995 of the Nevada Revised Statutes

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series B Preferred Stock;

*Continued on Attachment

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF THE

SERIES B PREFERRED STOCK

OF

SALEEN AUTOMOTIVE, INC.

Pursuant to Section 78.1995 of the
Nevada Revised Statutes

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "***Articles of Incorporation***"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series B Preferred Stock; and

RESOLVED FURTHER, that the Corporation is authorized to issue Series B Preferred Stock on the following terms and with the provisions herein set forth:

1. Designation and Number of Shares. Of the 1,000,000 shares of preferred stock, $0.001 par value per share ("***Preferred Stock***"), authorized pursuant to Article VIII of the Articles of Incorporation, 1,000 shares are hereby designated as Series B Preferred Stock, par value $0.001 per share (the "***Series B Preferred Stock***").

2. Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a "***Liquidation Event***"), each holder of Series B Preferred Stock shall be entitled to receive, for each share of each series of Series B Preferred Stock then held, out of the proceeds available for distribution the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted into shares of the Corporation's common stock, par value $0.001 per share ("***Common Stock***"), immediately prior to such Liquidation Event.

3. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless each holder of the Series B Preferred Stock receives, simultaneously with such dividend paid to the holders of Common Stock, a dividend on each outstanding share of Series B Preferred Stock in an amount equal to the amount it would be entitled to receive if such shares had been converted into shares of Common Stock.

4. Voting Rights. The holders of record of shares of Series B Preferred Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law;

(b) the right, voting with the holders of Common Stock together as a single class on an as-if-converted basis, to elect all members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director;

(c) the right, voting as a separate class, following a Change of Control (as defined below), to elect a majority of the members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and

(d) the right to vote with the holders of Common Stock together as a single class on an as-if-converted basis upon all other matters submitted to holders of Common Stock for a vote.

(e) Whenever holders of Series B Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted.

(f) For the purposes of this Section 4, a "***Change of Control***" shall be deemed to have occurred at such time (if any), that individuals who as of the date that shares of Series B Preferred Stock are first issued (the "***Original Issuance Date***") constituted the Board of Directors of the Corporation (together with any new directors whose election or nomination for election to the Board of Directors was approved by (i) a vote of at least a majority the directors of the Corporation then still in office who were either directors on the Original Issuance Date at the beginning of such period, or whose election or nomination for election was previously so approved, or (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock), cease for any reason to constitute a majority of the Board of Directors.

5. Optional Conversion.

(a) Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the quotient obtained by dividing $600 by $0.60 (the "C***onversion Rate***").

(b) Conversion Procedure. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and

deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash any declared and unpaid dividends on the shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

6. Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series B Preferred Stock shall be converted on a conversion under Section 5 (a "***Conversion***") shall be subject to adjustment from time to time as hereinafter set forth:

(a) Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, prior to the date of the Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a stock split, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on a Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares. If prior to or on the date of the Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on a Conversion of the Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of Series B Preferred Stock shall have the right thereafter (until the Conversion or its equivalent of all outstanding shares of Series B Preferred Stock) to receive upon the conversion of the Series B Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series B Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

7. Redemption. The Series B Preferred Stock does not have any redemption rights.

8. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

9. No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

10. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

11. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

12. Return of Status as Authorized Shares. Upon a Conversion or any other repurchase, redemption or extinguishment of all of the Series B Preferred Stock, the shares converted, repurchased, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.